Exhibit 10.1
AMENDED AND RESTATED DEBENTURE
FENWICK AUTOMOTIVE PRODUCTS LIMITED
Issued to:           MOTORCAR PARTS OF AMERICA, INC.
Issued by:           FENWICK AUTOMOTIVE PRODUCTS LIMITED
US$4,863,155.23
(Aggregate Principal Amount)
ARTICLE 1
PROMISE TO PAY
Section 1.1 Promise to Pay
     FENWICK AUTOMOTIVE PRODUCTS LIMITED (the “Corporation”), a corporation incorporated under the laws of Ontario and having its chief executive office at 1100 Caledonia Road, Toronto, Ontario M6A 2W5, for value received, hereby promises to pay to or to the order of MOTORCAR PARTS OF AMERICA, INC., its successors and permitted assigns (the “Holder”), at 2929 California Street, Torrance California 90503, United States of America, or at such other place as the Holder may direct at any time and from time to time, the amount of US$4,863,155.23 (the “Loan Amount”) on the Maturity Date (as hereinafter defined) (or such other date as amounts owing hereunder may become due and payable in accordance with the terms hereof) and to pay interest, calculated annually and payable in cash quarterly (in arrears), on the last day of each calendar quarter (beginning on September 30, 2010) on the principal amount outstanding and on all other amounts now or hereafter owing hereunder (including accrued and unpaid interest), at the Prime Rate plus 8.75% per annum (calculated monthly and not in advance) until and including the Maturity Date (or such other date as amounts owing hereunder may become due and payable in accordance with the terms hereof). The principal amount owing from time to time, any interest payable thereon and all other amounts now or hereafter payable hereunder, and at any time outstanding hereunder, shall be referred to herein as the “Obligations”.
Section 1.2 Transfer and Assignment
     The Holder may, at any time, transfer and assign this Debenture to any Person, provided that the terms and conditions of this Debenture shall enure to the benefit of and be binding upon the Holder’s successors and permitted assigns. Prior to an Event of Default, the Holder may, with the prior written consent of the Corporation (such consent not to be unreasonably withheld), disclose to potential or actual transferees or assignees any confidential information regarding the Corporation, the Parent and the Subsidiaries (including, any such information provided by the Corporation to the Holder), subject to such reasonable confidentiality restrictions as the Corporation may require, and shall not be liable for any such disclosure. For greater certainty and notwithstanding anything else to the contrary in any other agreement between the Holder and the Corporation or the Parent, no such consent of the Parent or the Corporation will be necessary to disclose such confidential information upon the occurrence and during the continuance of an Event of Default.

ARTICLE 2
INTERPRETATION
Section 2.1 Definitions
In this Debenture:
“Addendum” means the amended and restated addendum to the unanimous shareholders agreement dated July 2, 2010 among Fenwick Enterprises Inc., Escal Holdings Inc., Fencity Holdings Inc., Jofen Holdings Inc., Gordon Fenwick, Paul Fenwick, Joel Fenwick, Jack Shuster and FAPL Holdings Inc. dated the date hereof, as may be further amended and restated from time to time;
“Business Day” means a day other than a Saturday, Sunday or any other day on which the principal commercial banks located in the City of Toronto, Province of Ontario are not open for business during normal banking hours;
“Change of Control” means (a) any sale of all or substantially all of the assets of the Parent or the Corporation; (b) any merger or other business consolidation in which the current shareholders of the Parent or the Corporation do not own more than 50% of the surviving entity; or (c) the acquisition by a purchaser or group of purchasers who are not current shareholders (or related to any existing shareholder) at the time of such acquisition of securities exchangeable for or convertible into voting securities of the Parent or the Corporation resulting in the purchaser(s) of such securities owning more than 50% of all of the outstanding voting securities of the Parent or the Corporation on a fully diluted basis; or (d) any Person or group of Persons, other than those existing shareholders as of the date hereof, gaining effective control of the board of directors of the Parent or the Corporation, but in any event shall exclude the consequences of the exercise by the Holder of the Option;
“Corporation” has the meaning attributed thereto in Section 1.1;
“Corporation Security” means the security executed and delivered by the Corporation in favour of the Holder, including the security listed on Exhibit “A”;
“Debenture”, “hereto”, “herein”, “hereof’, “hereby”, “hereunder”, and any similar expressions refer to this amended and restated secured debenture of the Corporation (which amends and restates and replaces in its entirety the secured debenture issued to the Holder by the Corporation on August 24, 2010) and the schedules attached hereto and not to any particular article, Section or other portion hereof, and include any and every instrument supplemental hereto or amending any part hereof;
“Debt” of the Corporation means, without duplication:

(a)	all indebtedness of the Corporation for or in respect of borrowed money, credit or other financial accommodation, including liabilities and obligations (whether contingent or otherwise) with respect to letters of credit, letters of guarantee, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of the Corporation;
(b)	all indebtedness of the Corporation for or in respect of the purchase or acquisition price of property or services, whether or not recourse is limited to the repossession and sale of any such property;
(c)	all obligations under any lease entered into by the Corporation as lessee which would be classified as a capital lease in accordance with GAAP;
(d)	all obligations of the Corporation to purchase, redeem, retract or otherwise acquire any securities issued by the Corporation; and
(e)	all Debt (as hereinbefore defined) or any other debt which is directly or indirectly guaranteed by the Corporation or which the Corporation has agreed to purchase or otherwise acquire or in respect of which the Corporation has otherwise assured a creditor against loss;
but “Debt” shall not include unsecured trade debt incurred in the ordinary course of business consistent with past practice, nor any contingent liabilities (other than guarantees) in connection with contracts entered into in the ordinary course of business;
“Event of Default” has the meaning attributed thereto in Section 8.1;
“GAAP” means, at any time, the generally accepted accounting principles in Canada, applied on a consistent basis, and statements and interpretations (if applicable) issued by the Canadian Institute of Chartered Accountants or any successor body in effect from time to time;
“Governmental Charges” means all taxes, levies, assessments, reassessments and other charges together with all related penalties, interest and fines, due and payable to any domestic or foreign government (federal, provincial, municipal or otherwise) or to any regulatory authority, agency, commission or board of any domestic or foreign government, or imposed by any court or any other law, regulation or rulemaking entity having jurisdiction in relevant circumstances if failure to pay could reasonably be expected to have a material adverse effect on the Parent, the Corporation or the Subsidiaries;
“Guarantee” means the guarantee executed and delivered by each of the Guarantors in favour of the Holder;
“Guarantors” means, collectively, the Parent, Autocat Catalogue Services, Inc., 778355 Ontario Inc.;

“Guarantor Security means the security executed and delivered by each of the Guarantors in favour of the Holder, including the security listed on Exhibit “B”;
“Holder” has the meaning attributed thereto in Section 1.1;
“Indebtedness” means the indebtedness of the Corporation to the Royal Bank of Canada pursuant to certain credit arrangements which were replaced by the M&T Indebtedness;
“Intellectual Property” means domestic and foreign intellectual property rights including: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) copyrights, copyright registrations and applications for copyright registration; (iii) mask works, mask work registrations and applications for mask work registrations; (iv) designs, design registrations, design registration applications and integrated circuit topographies and (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing;
“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property;
“Material Agreements” means all agreements to which the Parent, the Corporation or any of the Subsidiaries is a party with a value of greater than $175,000;
“Maturity Date” means July 31, 2012;
“Motorcar Equity Purchase” means the investments by the holder in the Parent or its subsidiaries as described in the Addendum;
“M&T Indebtedness” means the indebtedness of the Corporation to M&T Bank pursuant to the terms of a credit agreement dated November 8, 2010 among, inter alia, the Corporation and M&T Bank;
“Obligations” has the meaning attributed thereto in Section 1.1;
“Option” means the option granted to the Holder to purchase 80% of all outstanding shares in the capital of the Parent as more fully documented in the Addendum;
“Parent” means FAPL Holdings Inc. and its successors;
“Permitted Debt” means this Debenture, the M&T Indebtedness, the indebtedness secured by Permitted Encumbrances, indebtedness due by any Subsidiaries to the Corporation or among any of the Subsidiaries and the Corporation, accounts payable, accrued liabilities, income tax, deferred revenues, operating leases incurred in the ordinary course of business, consistent with past practice, and capital lease obligations incurred in the ordinary course of business (such existing capital lease obligations being subject to a limit of $806,000.00 and additional capital leases entered into after the date hereof being subject to a limit of $200,000.00), consistent with past practice, and includes, without limitation, the Corporation’s obligations under its existing and future real property leases;
“Permitted Encumbrances” has the meaning attributed thereto in Schedule “A” hereto;
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;
“Prime Rate” means the Wall Street Journal Prime Rate as published in the Wall Street Journal from time to time;
“Secured Property” has the meaning attributed thereto in Section 4.1;
“Security Documents” has the meaning attributed thereto in Section 4.1;
“Shareholder Advances” means amounts owing from the Corporation or the Parent to their shareholders or related parties, respectively, on account of loans advanced by such shareholders to the Corporation or the Parent and as more particularly described in Schedule “B”;
“Shareholder Security” means the security granted by the Corporation with respect to Shareholder Advances;
“Subsidiaries” means Autocat Catalogue Services, Inc., 778355 Ontario Inc., Introcan Inc., Rafko Enterprises Inc., Rafko Holdings Inc., LH Distribution Inc., Flo-Pro Inc. and Fapco S.A. DE C.V.;
“Transaction Documents” means this Debenture and the Security Documents; and
Section 2.2 Headings
     The inclusion of headings in this Debenture is for convenience of reference only and shall not affect the construction or interpretation hereof.
Section 2.3 References to Sections
     Whenever in this Debenture a particular article, section or other portion thereof is referred to, such reference pertains to the particular article, section or portion thereof contained herein, unless otherwise indicated.

Section 2.4 Currency
     Except where otherwise expressly provided, all amounts in this Debenture are stated and shall be paid in Canadian currency.
Section 2.5 Gender and Number
     In this Debenture, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.
Section 2.6 Invalidity of Provisions
     Each of the provisions contained in this Debenture is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.
Section 2.7 Amendment or Waiver
     No amendment or waiver of this Debenture shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Debenture shall constitute a waiver of any other provision nor shall any waiver of any provision of this Debenture constitute a continuing waiver unless otherwise expressly provided.
Section 2.8 Governing Law; Attornment
     This Debenture shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each of the Corporation, and, by its acceptance hereof, the Holder hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising under or relating to this Debenture.
Section 2.9 Non-Business Days
     If any date on which any payment is due or any action is required to be taken is not a Business Day, the date for payment or taking such action shall be the next Business Day following the date specified for such payment or action.
Section 2.10 Interest Act (Canada)
     For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Debenture are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Debenture.
Section 2.11 Certain Phrases, etc.
     In this Debenture (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. Unless otherwise specified, the words “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Debenture. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
ARTICLE 3
PAYMENT
Section 3.1 Repayment
     The outstanding amount of the Obligations shall become due and payable by the Corporation on the Maturity Date and the Corporation shall repay the outstanding amount of the Obligations in cash to the Holder on the Maturity Date.
ARTICLE 4
SECURITY
Section 4.1 Security in favour of the Holder
     As continuing security for the payment of the Obligations, the Corporation, the Parent and the Subsidiaries shall execute and deliver in favour of the Holder a general security agreement, collateral mortgage and pledge agreement (collectively, the “Security Documents”), granting the Holder a security interest in and to all present and after-acquired undertakings, property and assets of the Parent, the Corporation and the Subsidiaries including any and all securities owned by the Parent, the Corporation and any Subsidiaries, in form and substance satisfactory to the Holder and its counsel (the “Secured Property”). In addition, the Holder shall have the continuing right to obtain, at its election, a mortgage creating on any real property of the Parent, the Corporation or the Subsidiaries a perfected lien on such real property as additional security for the payment of the Obligations.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
Section 5.1 The Parent and the Corporation jointly and severally represent, warrant and covenant to the Holder that:
(1)	Incorporation and Status. Each of the Parent, the Corporation and the Subsidiaries is duly incorporated and organized, and is validly existing under its jurisdiction of organization. Each of the Parent, the Corporation and the Subsidiaries is duly registered, licensed or qualified as an extra-provincial or foreign corporation, and is up to date in the filing of all corporate and similar returns under the laws of those jurisdictions where it operates and where failure to be so registered, licensed, qualified or up to date would have a material adverse effect on it.

(2)	Ownership. The Parent is the registered and beneficial owner of all of the issued and outstanding shares in the capital of the Corporation.
(3)	Corporate Power and Due Authorization. The Parent and the Corporation has the corporate power and capacity to enter into, and to perform its obligations under this Debenture, the Security Documents and the Addendum. Each of this Debenture, the Security Documents and the Addendum has been duly authorized, executed and delivered by the Corporation (including, without limitation, receipt of all requisite director and shareholder approvals) and is a valid and binding obligation of the Corporation enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.
(4)	Business of the Corporation. Each of the Parent, the Corporation and the Subsidiaries has the corporate power and capacity to own, lease or license its assets and to carry on its business.
(5)	No Contravention. None of the entering into of this Debenture, the Security Documents or the Addendum or the issuance, and/or exercise by the Holder, of the Option, or the performance by the Parent or the Corporation of any of its other obligations hereunder or thereunder will contravene, breach, result in any default or result in any acceleration, bonus or benefit to any other party under the articles, by-laws, constating documents or other organizational documents of the Corporation or under any mortgage, lease, license agreement, agreement, other legally binding instrument, license, permit, statute, regulation, order, judgment, decree or law to which it is a party or by which it may be bound.
(6)	Approvals and Consents. Except for those that have already been duly obtained, given or made and are in full force and effect, no authorization, consent or approval of, or filing with or notice to, any governmental agency, regulatory body, court or other person is required in connection with the execution, delivery or performance and compliance with the terms of this Debenture and the Security Documents nor will such performance and compliance contravene any statute, rule or regulation binding on the Corporation.
(7)	As to Certain Contracts In and Out of the Ordinary Course. The Corporation is not a party to nor is it bound by any contract, agreement or commitment that materially adversely affects or could reasonably be expected to materially adversely affect the Corporation’s business or its financial condition or any of its assets. Additionally, since March 31, 2010, the Corporation has not:
(a)	other than in the ordinary course and consistent with past practices of the Corporation, sold, transferred or otherwise disposed of, or created, assumed or permitted any encumbrance on or in respect of, its property or assets or any part thereof;
(b)	incurred, assumed or become subject to any material liability except in the ordinary course of business other than:

(i)	professional fees and other expenses incurred in respect of the Indebtedness, efforts to replace the Indebtedness and entering into the M&T Indebtedness;
(ii)	those Shareholder Advances made between March 31, 2010 and July 6, 2010; and
(iii)	the M&T Indebtedness;
(c)	amended its articles, by-laws or other governing documents; and
(d)	conducted its business, in all material respects, other than in the ordinary course;
(e)	cancelled or released any debts or claims or waived or surrendered any rights which, in the aggregate, are material; or
(f)	except as described in the Corporation’s financial statements, made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings, profits and losses are ascertained.
(8)	No Default Under Agreements. The Corporation is not in default or breach under any term or provision of its constating documents, by-laws or resolutions or of any contract, agreement, lease or other instrument to which it is a party which default or breach has had or could reasonably be expected to have a material adverse effect on the Corporation taken as a whole and there exists no state of facts that after notice or the passage of time, or both, would constitute such a default or breach and all those contracts, agreements, leases and other instruments are now in good standing in all material respects, and the Corporation is entitled to all benefits, rights and privileges thereunder.
(9)	Title to Assets. The Parent, the Corporation and each of the Subsidiaries is the absolute beneficial owner of and has good and marketable title, free of all charges except for Permitted Encumbrances, to all the assets owned by it (including all Investments) and used in connection with the Corporation’s business.
(10)	Financial Matters. The audited consolidated financial statements of the Parent and notes thereto as at and for the year ended March 31, 2009 present fairly in all material respects the consolidated financial position of the Corporation as at the dates indicated and the results of its operations and changes in its financial position for the periods specified and reflect all material liabilities (absolute, accrued, contingent or otherwise) of the Corporation as of the dates thereof and such financial statements have been prepared in conformity with GAAP applied, except as otherwise stated therein, on a consistent basis.

(11)	Assets in Good Condition. All the material physical assets of the Parent, the Corporation and the Subsidiaries and is in good operating condition and in a state of good maintenance and repair subject to the usual wear and tear for assets of that age.
(12)	Licences and Agreements. Each of the material licenses and agreements to which the Corporation is a party is in good standing and in full force and effect, and the Corporation, to the best of the knowledge, information and belief of the Corporation, after due inquiry, any other party thereto, is not in breach of any material covenants, conditions or obligations contained therein.
(13)	Tax Matters. The Corporation has filed or caused to be filed all tax returns required to be filed in all applicable jurisdictions and has paid all Governmental Charges. There are no proceedings in progress, pending or, to the best of the knowledge, information and belief of the Corporation, after due inquiry, threatened in respect of any Governmental Charges and, in particular, there are no currently outstanding reassessments or written enquiries that have been issued or raised by any governmental authority relating to any Governmental Charges. The Corporation has withheld or collected and remitted all amounts required to be withheld or collected and remitted by them in respect of any Governmental Charges.
(14)	Insurance. All physical assets of the Corporation are covered by insurance which is, to the best of the knowledge, information and belief of the Corporation, after due inquiry, with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable assets. The Corporation is not in default with respect to any of the material provisions contained in any current insurance policy nor has it failed to give any notice or pay any premium or present any unsettled claim under any current insurance policy in a due and timely fashion.
(15)	Intellectual Property. All registrations with and applications to governmental authorities in respect of the Intellectual Property are valid and in full force and effect and as of the date hereof are not subject to the payment of any taxes or maintenance fees or the taking of any other actions by the Corporation to maintain their validity or effectiveness, other than routine filings and payments applicable to registrations of that kind. All Intellectual Property used by the Corporation is owned by or, where necessary, licensed to, the Corporation and the Corporation has all rights, licenses, permits, authorizations and other approvals necessary to use that Intellectual Property. As of the date hereof, no notice has been received by the Corporation that its rights to any Intellectual Property owned or licensed by it or otherwise used in the conduct of its business are invalid or unenforceable or that any infringement or misappropriation thereof, in whole or in part, by any Person has occurred, and no legal proceedings alleging any infringement of the Intellectual Property owned, licensed or used by the Corporation in the conduct of its business have been initiated or, to the best of the knowledge, information and belief of the Corporation, threatened. To the best of the knowledge, information and belief of the Corporation, the conduct of the business of the Corporation does not infringe the intellectual property rights of any Person.

(16)	Permits, Registrations and Elections. The Corporation holds all permits, licenses, approvals, consents, authorizations, registrations, certificates and franchises of governmental agencies or regulatory bodies required to own its properties and assets and to carry on its business (collectively, the “Permits”) except where the failure to hold such Permits would not have a material adverse effect on the Corporation. All the Permits are in full force and effect; the Corporation is in compliance in all material respects with all the terms and conditions relating to the Permits; and there are no proceedings in progress, pending or, to the best of the knowledge, information and belief of the Corporation, after due inquiry, threatened that may result in revocation, cancellation, suspension, rescission or any adverse modification of any of the Permits nor, to the best of the knowledge, information and belief of the Corporation, after due inquiry, are there any facts upon which proceedings could reasonably be based.
(17)	Compliance with Laws and Litigation.
(a)	The Corporation is conducting its business in compliance with all applicable laws, regulations, by-laws and ordinances of each jurisdiction in which its business is carried on, except where the failure to be in such compliance would not have a material adverse effect on the Corporation;
(b)	There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or enquiry by any governmental, administrative, regulatory or similar body; or any similar matter or proceeding (collectively, “Proceedings”) against or involving the Corporation or any of its officers or directors (whether in progress, pending or, to the best of the knowledge, information and belief of the Corporation after due inquiry, threatened); no event has occurred that might give rise to any Proceedings and the Corporation is not aware of any existing grounds on which such Proceedings might be commenced and there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against the Corporation, officers, directors or its Subsidiaries.
(18)	Material Facts Disclosed. None of the statements, documents, certificates or other items prepared or supplied by the Corporation with respect to the transactions contemplated hereby contains an untrue statement of a material fact, or fails to disclose a fact that is necessary to be made in order for any material statement not to be misleading.
(19)	No Rights to Acquire Assets or Shares. Except for the Holder, no person has any agreement or option or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase of any assets (other than the sale of inventory in the ordinary course of business) or shares (from treasury or otherwise) of the Parent or the Corporation.

(20)	Debt. The Corporation has no Debt senior to the indebtedness represented by this Debenture other than Permitted Debt. Neither the Corporation nor any of its Subsidiaries has any other direct or contingent Debt other than Permitted Debt.
(21)	Location of Assets. There is no location at which the Parent, the Corporation or the Subsidiaries has any assets (except for inventory or products in transit) other than those locations listed on Schedule 5.1(21). Schedule 5.1(21) contains a true, correct and complete list, as of the date hereof, of each place of business and the chief executive office of the Parent, the Corporation and the Subsidiaries.
(22)	Material Agreements. True, correct and complete copies of all Material Agreements have been delivered to the Holder. The Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under the Material Agreements. The Corporation is not alleged to be in default of any Material Agreement. Each of the Material Agreements is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Agreement.
     All provisions contained herein which are qualified by or require any person or entity to make a determination or assessment of any event or circumstance or other matter to its knowledge shall be a reference to the knowledge of such person or entity and shall be deemed to require such person or entity to make all due inquiries and investigations as may be necessary or prudent in the circumstances before making any such determination or assessment. The Holder will be entitled to rely on the representations and warranties of the Corporation contained in this Debenture notwithstanding any investigation which the Purchaser may undertake or which may be undertaken on the Holder’s behalf.
ARTICLE 6
COVENANTS OF THE CORPORATION
Section 6.1 General Covenants
     For as long as this Debenture remains outstanding, the Corporation and the Parent declare, covenant and agree as follows:
(1)	Use of Proceeds. The Corporation shall use the aggregate principal amount for general corporate purposes;
(2)	To Pay Principal and Interest. The Corporation will duly and punctually pay the principal and interest accrued on this Debenture at the time and in the manner specified herein;
(3)	Maintain Corporate Existence. The Parent and the Corporation shall (and shall cause the Subsidiaries to) maintain its corporate existence, carry on and conduct its business in a proper and business-like manner, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and comply with all applicable legal requirements;
(4)	Delivery of Security and Perfection. The Parent and the Corporation shall (and shall cause the Subsidiaries to) effect such registrations and obtain such consents and give such other security, at the sole cost and expense of the Corporation, as may be required or desirable to preserve, protect or perfect the security interests to be created with respect to the Secured Property;
(5)	No Encumbrances. Neither the Parent, the Corporation nor the Subsidiaries shall create, assume or suffer to exist any Lien (other than Permitted Encumbrances), including, without limitation, any agreement to give any of the foregoing or any conditional sale or other title retention agreement, upon all or any part of the Secured Property. The Corporation will defend the Secured Property against, and will take such other action as is necessary to remove, any and all security interests on and claims in respect of the Secured Property other than the security interests created by the Security Documents and Permitted Encumbrances, and the Corporation will defend the right, title and interest of the Holder in and to the Secured Property against the claims and demands of all Persons;
(6)	Operating Leases. None of the Parent, the Corporation or the Subsidiaries will enter into or maintain operating leases (other than real property leases) such that the aggregate annual expenditure on such operating leases would be greater than $100,000.00;
(7)	Insurance. The Corporation shall keep its assets fully insured against such perils and in such manner as would be customarily insured by companies carrying on a similar business or owning similar assets;
(8)	Non-arm’s Length Transactions. The Parent and the Corporation shall not enter into any transaction with any officer, director, employee, shareholder or any Person not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) or any affiliate of any of the foregoing, specifically excluding (a) any employment or option agreement, and (b) any transaction for which prior written evidence, satisfactory to the Holder, is provided that such transaction will be on terms equal to or greater than fair market value;
(9)	Certificate of Compliance. The Corporation covenants that at any time if requested by the Holder, and at least on a monthly basis, the Corporation shall furnish to the Holder a current certificate of a senior officer of the Corporation stating that the Corporation and its Subsidiaries have complied with all covenants, conditions and other requirements contained in any document, instrument or agreement executed and delivered by any of them to the Holder and there has not occurred any Event of Default or non-compliance with any covenant, condition or other requirement contained in the Transaction Documents and any other document, instrument or agreement (including any Material Agreement) which would constitute an Event of Default or event which with the giving of notice or the lapse of time or both or, if such is not the case, specifying the covenant, condition or other requirement which has not been complied with and giving particulars of such non-compliance and the action, if any, the Corporation or any of its Subsidiaries proposes to take with respect thereto;
(10)	Additional Reporting. The Corporation covenants that, not later than the time furnished to any other lender in accordance with the terms of any other Debt permitted in accordance with the terms hereof, it shall deliver to the Holder copies of each report, certificate, statement or notice furnished to such other lender, and, promptly following the effectiveness thereof, a copy of each amendment of, supplement to or waiver with respect to any of the M&T Indebtedness;
(11)	Certificate of Representations and Warranties. The Corporation covenants that at any time if requested by the Holder, and at least on a quarterly basis, the Corporation shall furnish to the Holder a current certificate of a senior officer of the Corporation stating that the representations and warranties contained herein are true and correct as of the date of the certificate with the same force and effect as if such representations and warranties had been made on and as of such time except for such representations and warranties stated to be true as of a specific date or, if such is not the case, specifying the representation or warranty which is not true or correct and giving particulars of such representation and warranty and the action, if any, the Corporation or any of its Subsidiaries proposes to take with respect thereto;
(12)	Annual Business Plan. The Corporation shall prepare a draft annual business plan before the start of each financial year. The draft annual business plan must contain a detailed monthly consolidated financial budget prepared in accordance with GAAP. The budget must (i) include a pro forma balance sheet, income statement and statement of changes in financial position of the Corporation for such financial year, (ii) include comparison statements from the previous financial year, (iii) be accompanied by a statement of the nature and amount of all capital expenditures to be incurred during such financial year, and (iv) be supported by the explanations, notes and information upon which the projections underlying the annual business plan have been based. The Corporation must deliver the draft annual business plan to the Holder at least 60 days prior to the start of the applicable financial year. The Holder will review the draft annual business plan and make such amendments and modifications it determines appropriate, acting reasonably. Upon approval by the Holder, the draft annual business plan becomes the “Annual Business Plan” for the applicable financial year. In the event that the Holder, acting reasonably, does not approve any annual business plan in whole or in part prior to the start of a financial year, the financial budget contained in the Annual Business Plan for the preceding financial year will continue to apply to the extent of such disagreement until a complete annual business plan is approved;
(13)	Information Rights. The Corporation shall maintain proper, complete and accurate books and accounts in accordance with GAAP consistently applied and in effect from time to time. The Corporation shall provide on a timely basis the following to the Holder:

(a)	one copy of its audited consolidated financial statements within 90 days following the end of each financial year. The annual financial statements will be audited by the auditors of the Corporation and will include the balance sheet and statements of income, retained earnings and changes in financial position, together with all supporting schedules, and the auditors’ report;
(b)	a monthly financial report within 30 days after the end of each month. The report will consist of the monthly and year-to-date financial statements on a consolidated basis in a form consistent with the Annual Business Plan and as normally prepared by management for its own use. The report will also contain a comparison of budget to actual and to the prior year for the same period;
(c)	such other information and documents respecting the Corporation’s business and affairs which the Holder may reasonably request including a copy of any minutes of board meetings or other materials provided to directors at the same time as are circulated to the directors; and
(d)	copies of all written reports and information provided to the Parent’s or the Corporation’s lenders.
(14)	Approval Rights. From and after the advance by the Holder of the Loan Amount and until the expiry of the Option exercise period, neither the Parent nor the Corporation may make a decision about, take action on, or implement any of the following (for itself or any of the Subsidiaries) without the prior written consent of the Holder, in addition to any other approval required by law:
(a)	incur, issue or make any request for or permit to exist Debt, except for the Permitted Debt;
(b)	grant or permit the existence of any security for Debt of the Corporation other than the Permitted Encumbrances;
(c)	keep, locate, or maintain assets outside of Canada, the United States of America or Mexico;
(d)	make any prepayment of any Debt that is subordinate to or pari passu with the Obligations (for the purposes of this Debenture, any conversion of Debt into equity of the Corporation shall not be considered to be a prepayment);
(e)	make any amendment to the articles or by-laws of the Parent or the Corporation in a manner which may prejudice the Holder or potentially result in a material adverse change to the Corporation at the sole discretion of the Holder, acting reasonably;
(f)	provide or permit a guarantee in respect of the obligations of any Person, other than guarantees given in respect of indebtedness secured by a Permitted Encumbrance or in respect of Permitted Debt;

(g)	acquire or commence any business other than the business currently conducted by the Parent or the Corporation or effect any material change in the business or take any action which may reasonably lead to or result in such material change;
(h)	sell, lease, exchange, transfer or dispose of all or a substantial part of the assets and undertaking of the Parent, the Corporation or the Subsidiaries;
(i)	amend or vary the articles or by-laws of the Parent, the Corporation or the Subsidiaries;
(j)	dissolve, liquidate or wind-up the Parent, the Corporation or the Subsidiaries or otherwise distribute the assets of the Parent, the Corporation or the Subsidiaries for the purpose of winding-up its affairs, whether voluntary or involuntary;
(k)	issue any security or sell, transfer or otherwise dispose of any securities or other ownership, equity or proprietary interest in any other Person, including securities held by the Parent in the Corporation or by the Corporation in any of its Subsidiaries, except as contemplated by an Annual Business Plan;
(l)	purchase, lease or otherwise acquire any property or assets, which individually or in the aggregate exceed $100,000, or make any commitment to do so, except as contemplated by an Annual Business Plan;
(m)	purchase or otherwise acquire any securities or other ownership, equity or proprietary interests in any other Person, or incorporate or create any subsidiary, except as contemplated by an Annual Business Plan;
(n)	make any loan or advance to any person in excess of $25,000, except as contemplated by an Annual Business Plan;
(o)	amalgamate, merge or enter into an arrangement or other corporate reorganization involving the Parent or the Corporation or continue the Parent or the Corporation into any other jurisdiction;
(p)	enter into any transaction between the Parent or the Corporation and any person not dealing at arm’s length with the Parent or the Corporation, or enter into any transactions by the Parent or the Corporation for the benefit of any person not dealing at arm’s length with the Parent or the Corporation; provided, however, that the Parent or the Corporation may enter into management and/or services agreements with its managers and/or service providers in the ordinary course of business;
(q)	change the auditors of the Parent or the Corporation;
(r)	change the number of directors on the board of directors of the Parent or the Corporation;

(s)	declare or pay any dividend or other distribution on or in respect of any shares or other securities of the Parent or the Corporation;
(t)	purchase, redeem or acquire any shares or other securities of the Parent or the Corporation, except as expressly permitted in writing by the Holder;
(u)	pay or distribute amounts out of any stated capital account, reduce any stated capital account, distribute any surplus or earnings, or return any capital;
(v)	mortgage, charge, grant a security interest in or encumber any of its assets, except for purchase money security interests incurred in the ordinary course of business or otherwise provided for in an approved Annual Business Plan;
(w)	enter into any borrowing of funds, or incur any indebtedness, obligation or liability in excess of or make any expenditure of any amount in excess of an amount stipulated in an approved Annual Business Plan;
(x)	enter into any transfer, purchase, redemption, split, conversion or exchange of shares, other securities or the granting of any option or right (including convertible securities, warrants, or convertible obligations of any nature) for the purchase or issuance of any shares or other securities of the Parent or the Corporation or any agreement in the foregoing regards;
(y)	enter into any guarantee howsoever of the indebtedness or obligations of any person;
(z)	make any payment of any management or administration fees in excess of an amount stipulated in an approved Annual Business Plan;
(aa)	establish any executive committee or delegate any power, right or duty of the directors;
(bb)	enter into a transaction for the incorporation or acquisition of any person;
(cc)	make or file any material tax election;
(dd)	replace its current chief financial officer or any successor thereto;
(ee)	enter into any Material Agreement;
(ff)	agree or otherwise commit to take any action described in paragraphs (i) — (ee) above; or
(gg)	hold assets in Quebec having a value in the aggregate of greater than $200,000.
(15)	Other Interests. The Parent, the Corporation and the Subsidiaries shall not permit those entities in which they have a controlling interest to incur liabilities (other than Permitted Debt) or to grant any security for Debt of that entity without the prior written consent of the Holder.

(16)	Further Documentation. The Corporation will from time to time at its expense promptly and duly authorize, execute and deliver such further instruments and documents, and take such further action, as the Holder may reasonably request for the purpose of preserving the Secured Property, and full benefits of, and the rights and powers granted by, the Security Documents (including the filing of any financing statements or financing change statements under any applicable legislation, application for the registration or an application for the registration of a rectification with respect to the Secured Property and including any steps required to register security on real property if necessary). Accordingly, the Corporation agrees that the Holder will have the right to require that the Security Documents be amended, supplemented or replaced, and that the Corporation will immediately on request by the Holder authorize, execute and deliver any such amendment, supplement or replacement (i) to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise, (ii) to facilitate the creation and registration of appropriate security in all appropriate jurisdictions, or (iii) if the Corporation merges or amalgamates with any other Person or enters into any corporate reorganization, in each case in order to confer on the Holder security interests similar to, and having the same effect as, the security interests created by the Security Documents.
(17)	Delivery and Pledge of Certain Collateral. Promptly upon request from time to time by the Holder and immediately (without any request by the Holder being necessary) upon the occurrence and during the continuance of any Event of Default, the Parent and the Corporation will deliver (or cause to be delivered) to the Holder, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Holder may reasonably request, any and all instruments, securities, documents of title and chattel paper included in or relating to the Secured Property as the Holder may specify in its request (other than Secured Property to which the holder of a Permitted Encumbrance holds a prior ranking charge).
(18)	Payment of Expenses; Indemnification. The Parent and the Corporation will pay within thirty (30) days of demand therefor, and will indemnify and save the Holder harmless from, any and all liabilities, reasonable costs and expenses (including reasonable legal fees (without reduction for tariff rates or similar reductions) and expenses and any sales, goods and services or other similar taxes payable to any governmental authority with respect to any such liabilities, costs and expenses) (i) incurred by the Holder in the enforcement of the Security Documents, (ii) with respect to, or resulting from, any failure or delay by the Corporation in performing or observing any of its obligations under the Security Documents, or (iii) incurred by the Holder in performing or observing any of the other covenants of the Corporation under the Security Documents.

(19)	Maintenance of Records. The Corporation will keep and maintain accurate and complete records of the Secured Property.
(20)	Right of Inspection. The Holder (or any agent of the Holder) may, at any time during normal business hours, upon reasonable notice, without charge, examine all books and records evidencing or relating to the Secured Property, and may discuss the affairs, finances and accounts of the Parent and the Corporation with its officers and accountants in the presence of such representatives of the Corporation as the Corporation may designate. The Holder (or any agent of the Holder) may also, upon reasonable notice, without charge, enter the premises of the Parent, the Corporation or the Subsidiaries where any of the Secured Property is located for the purpose of inspecting the Secured Property, observing its use or otherwise protecting its interests in the Secured Property. The Corporation, at its expense, will prepare and provide the Holder (or any agent of the Holder) with such documentation and analysis, including, without limitation, the delivery of copies, electronic or otherwise, of all books and records evidencing or relating to the Secured Property and provide such clerical and other assistance as may be reasonably requested by the Holder (or any agent of the Holder) to exercise any of its rights under this paragraph.
(21)	Limitations on Dispositions of Collateral. Other than in the ordinary course of business, the Parent and the Corporation will not (and will cause the Subsidiaries not to), without the Holder’s prior written consent, sell, lease or otherwise dispose of any of the Secured Property, except that inventory may be sold, leased or otherwise disposed of, equipment may be replaced that is obsolete or requires replacement and accounts may be collected. Following the occurrence and during the continuance of any Event of Default, all proceeds of the Secured Property (including all amounts received in respect of accounts receivable), whether or not arising in the ordinary course of the Corporation’s business, will, subject to the rights of the lead banker to the Corporation pursuant to the M&T Indebtedness, be received by the Corporation as trustee and agent of the Holder and will be immediately paid over to the Holder.
(22)	Compliance with Laws, etc. The Parent and the Corporation will comply and cause the Subsidiaries to comply with the requirements of all applicable laws (including environmental laws) , judgments, orders, decisions and awards.
(23)	Notices. The Corporation will provide immediate notice to the Holder in accordance with Section 11.4 hereof, upon becoming aware of (i) any security interest (other than the security interests created by the Security Documents and Permitted Encumbrances) on, or claim asserted against, any of the Secured Property, (ii) the occurrence of any event, claim or occurrence that is or could reasonably be expected to have a material adverse effect on the value of the Secured Property, or (iii) any material loss of or damage to any of the Secured Property. The Corporation will provide thirty (30) days notice to the Holder in accordance with Section 11.4 hereof of (i) any change in the location of the chief executive office of the Corporation, (ii) any change in the location of any of the corporeal or tangible material Secured Property (including additional locations) and (iii) any proposed Change of Control.

(24)	Limitations on Modifications, Waivers, Extensions. Other than in the ordinary course of business, the Parent and the Corporation will not and will cause the Subsidiaries not to (i) amend, modify, terminate or waive any provision of any permit, contract or any agreement giving rise to an account owing to the Corporation or a Subsidiaries in any manner which is or could reasonably be expected to be materially adverse to the Corporation or the Holder or (ii) fail to exercise promptly and diligently its rights under each permit, contract and agreement giving rise to an account owing to the Corporation or a Subsidiaries if such failure is or could reasonably be expected to be materially adverse to the Corporation or a Subsidiaries or the Holder.
(25)	Quebec Assets. The Parent and the Corporation agree (i) to notify the Holder promptly if and when the total value of the assets in Quebec owned by the Parent, the Corporation or any Subsidiary, in the aggregate, exceeds $200,000 (the “Threshold”); and (ii) the Parent or the Corporation shall or shall cause a Subsidiary, as applicable, to take all actions reasonably necessary to provide security in Quebec within ten (10) days of such notification, together with all additional documents, security, registrations and legal opinions of the Parent, the Corporation and the Subsidiaries’ counsel, as applicable, as the Holder may reasonably require.
ARTICLE 7
DELIVERIES AT CLOSING
     Concurrently herewith, and as a condition of closing in favour of the Holder, the Corporation shall deliver the following documents to the Holder:
(a)	favourable legal opinions, in form and substance satisfactory to the Holder, acting reasonably, from counsel to the Parent, the Corporation and the Subsidiaries, addressing, among other things (without limitation) the due authorization of the Debenture, the Security Documents and related instruments and agreements, the enforceability (subject to customary limitations) of the Debenture, the Security Documents and related instruments and agreements and search results in respect of the Corporation and its Subsidiaries, subject to customary qualifications, assumptions and reliances and the authenticity of all signatures of all individuals;
(b)	certificates signed by appropriate officers of the Parent, the Corporation and the Subsidiaries, addressed to the Holder and its counsel, with respect to their articles and by-laws, all resolutions of their directors and other corporate action relating to this Debenture and the Security Documents and with respect to such other matters as the Holder may reasonably request;
(c)	the Security Documents;
(d)	the receipt by the Corporation of all approvals and consents reasonably required by the Holder, in form and substance reasonably satisfactory to the Holder; and
(e)	such other documents as the Holder may reasonably request.

ARTICLE 8
EVENTS OF DEFAULT
Section 8.1 Events of Default
     Any of the following shall constitute an Event of Default under this Debenture:
(a)	failure by the Corporation to pay in cash all or any part of the Obligations when due and payable;
(b)	the Parent, the Corporation or the Subsidiaries ceases to carry on business in the normal course or any material part of its business;
(c)	the Parent, the Corporation or the Subsidiaries becomes unable to satisfy its liabilities as they become due and/or the realizable value of the Corporation’s assets is less than the aggregate sum of its liabilities;
(d)	the Parent, the Corporation, the Subsidiaries, any creditor of the Parent, the Corporation or any Subsidiaries or any other Person institutes any proceeding or takes any corporate action or executes any agreement in connection with the commencement of any proceeding:
(i)	seeking to adjudicate the Parent, the Corporation or the Subsidiaries a bankrupt or insolvent;
(ii)	seeking liquidation, dissolution, winding-up, reorganization, arrangement (including any plan of arrangement involving or affecting its creditors under applicable corporate law), protection, relief or composition of the Parent, the Corporation or the Subsidiaries or any material part of their property or debt, or making a proposal with respect to the Parent, the Corporation or the Subsidiaries under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or
(iii)	seeking appointment of a receiver, trustee, agent, custodian, monitor or other similar official for the Parent, the Corporation or the Subsidiaries or for any material part of their properties and assets or for any part of the Secured Property;
(e)	any creditor of the Parent, the Corporation or the Subsidiaries, or any other Person privately appoints a receiver, trustee or similar official for any material part of the properties or assets of the Parent, the Corporation or any Subsidiaries;
(f)	any execution, distress or other enforcement process, whether by court order or other formal proceeding becomes enforceable (it being acknowledged and agreed that the making of a demand by a third party without court or other formal sanction shall not in itself constitute an Event of Default hereunder) against any material properties of assets of the Parent, the Corporation or the Subsidiaries which could have a material adverse effect on the business of the Corporation on a consolidated basis;
(g)	the occurrence of any default in payment of monies or otherwise, or any event or condition which, with the giving of notice or passage of time, or both, would constitute a default in payment of monies or otherwise by the Parent, the Corporation or the Subsidiaries under the terms of any other Debt permitted in accordance with the terms hereof;
(h)	if any representation or warranty made by the Parent, the Corporation or the Subsidiaries to the Holder in this Debenture or the Security Documents is untrue or incorrect in any material respect as of the date on which it is made;
(i)	the Parent, the Corporation or any of the Subsidiaries fails to observe in any material respect, any other term, covenant or agreement contained in this Debenture, the Security Documents, the M&T Indebtedness, the terms of any other Debt permitted in accordance with the terms hereof or the Addendum (including the failure to preserve the ranking of the security interests created by the Security Documents);
(j)	with respect to Debt of the Parent, the Corporation or the Subsidiaries under any agreement with a third party (other than agreements entered into with customers in the ordinary course of business), the Parent, the Corporation or any of the Subsidiaries, as the case may be, fails to pay any principal, interest or other amount pursuant to such agreement when such amount becomes due and payable (whether by scheduled maturity, required repayment, acceleration, demand or otherwise), other than the extension of the payment of trade and accounts payable in the ordinary course consistent with the past practice of the Corporation or Subsidiaries, as the case may be, provided such extension has no material adverse effect upon the Corporation on a consolidated basis;
(k)	a notice is sent to or received by the Parent, the Corporation or the Subsidiaries from any creditor with respect to the intention of such creditor to enforce its Lien on any of the property of the Parent, the Corporation or Subsidiaries, as the case may be, unless such notice is being contested in good faith by appropriate legal proceedings and such notice has not resulted in, or does not involve, any immediate prospect of the sale or forfeiture or loss of any of the property of the Parent, the Corporation or Subsidiaries, as the case may be, that is subject to such notice;
(l)	the Parent, the Corporation or the Subsidiaries challenges the validity or enforceability of this Debenture or the Security Documents or terminates or repudiates any of them or attempts to do so;

(m)	any occurrence, development or change (other than an occurrence, development or change to which the Holder consents), which would result in the Debenture ceasing to have priority over all other Debt except for Permitted Encumbrances;
(n)	any holder of any Lien enforces against, or becomes entitled to enforce against, or otherwise takes possession, management or control of the Secured Property or the interest of the Corporation in such Secured Property, or any part of such Secured Property or interest;
(o)	a distress, execution, warrant, garnishment, attachment, sequestration, levy, writ, or any similar process is issued or enforced upon or against all or any part of the Secured Property, or any third party demand is issued by the Crown, governmental authority, administrative body or any taxation authority in respect of the Corporation or all or any part of the Secured Property, or any other seizure is made in respect of all or any part of the Secured Property;
(p)	the termination or resignation of the auditor of the Corporation provided that such auditor is not replaced with an auditor from one of the four largest accounting firms in Canada or such other accounting firm agreed to by the Holder;
(q)	any claim, action, litigation, arbitration or proceeding against the Parent, the Corporation or the Subsidiaries results in a judgment against or settlement by the Parent, the Corporation or the Subsidiaries which, if enforced or paid in accordance with its terms, could have a material adverse effect on the business of the Corporation on a consolidated basis or on the Parent, the Corporation or the Subsidiaries;
(r)	any material portion of the Secured Property is damaged or destroyed, and such loss is not covered by insurance;
(s)	the security interest created under any of the Security Documents ceases to be a valid and perfected security interest;
(t)	any resolution is passed for, the winding up, dissolution or liquidation or amalgamation of the Parent, the Corporation or any of its Subsidiaries other than with or into the Parent, the Corporation or another Subsidiary or if the Corporation or any of its Subsidiaries loses its charter by expiration, cancellation, forfeiture or otherwise;
(u)	there occurs any change, condition, event or occurrence which, when considered individually or together with all other changes, conditions, events or occurrences, could reasonably be expected to have a material adverse effect (or a series of adverse effects, none of which is material in of itself but which, cumulatively, results in a material adverse effect) on: (A) the business, operations, assets, financial condition or prospects of the Parent, the

Corporation or its Subsidiaries taken as a whole; or (B) to the extent applicable, the ability of the Parent or the Corporation to perform any of its obligations under this Debenture, any other Material Agreement or any document, instrument or agreement executed and delivered by the Parent, the Corporation or any of its Subsidiaries at any time to or in favour of the Holder; or (C) the ability of the Holder to enforce any of the obligations of the Parent, the Corporation or its Subsidiaries under this Debenture or any other of the Transaction Documents; or (D) the priority of the Security Documents against the Secured Property;
(v)	there is an adverse qualification to any of the audited financial statements of the Corporation or its Subsidiaries by its auditors; or
(w)	a Change of Control of the Parent or the Corporation occurs.
Section 8.2 Notice of Event of Default
     The Corporation will give notice in writing to the Holder of the occurrence of any Event of Default or other event which, with the lapse of time or giving of notice or otherwise, would be an Event of Default, forthwith upon becoming aware thereof. Such written notice shall specify the nature of such default or Event of Default and the steps taken to remedy the same.
Section 8.3 Default under Other Encumbrances
     Any amount paid by the Holder after the occurrence of an Event of Default on account of monies payable under any encumbrance upon the Secured Property or any part thereof shall:
(a)	be added to the Obligations and constitute a charge upon the Secured Property;
(b)	be repaid by the Corporation to the Holder on demand.
Section 8.4 Judgment
     Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Corporation to perform the Obligations nor shall such operate as a merger of any covenant or affect the right of the Holder to receive interest at the specified rate, and any judgment shall bear interest at such rate.
ARTICLE 9
REMEDIES
Section 9.1 Consequences of an Event of Default
     Upon the occurrence of an Event of Default and during the continuance, the Holder may provide written notice to the Corporation declaring the Obligations to be immediately due and payable by the Corporation to the Holder. Without the necessity of any further act or formality, but subject to applicable law, the security hereby created and created by the Security Documents shall become enforceable.

Section 9.2 Limitation of Liability
     The Holder shall not be liable by reason of any entry into or taking possession of any of the Secured Property hereby charged or intended so to be or any part thereof, to account as mortgagee in possession or for anything except actual receipts or be liable for any loss on realization or any act or omission for which a secured party in possession might be liable. The Holder shall not, by virtue of these presents, be deemed to be a mortgagee in possession of the Secured Property. The Holder shall not be liable or accountable for any failure to exercise its remedies, take possession of, seize, collect, realize, sell, lease or otherwise dispose of or obtain payment for the Secured Property and shall not be bound to institute proceedings for such purposes or for the purpose of preserving any rights, remedies or powers of the Holder, the Corporation or any other person in respect of same. The Corporation hereby releases and discharges the Holder from every claim of every nature, whether sounding in damages or not, which may arise or be caused to the Corporation or any person claiming through or under the Corporation by reason or as a result of anything done or omitted to be done, as the case may be, by the Holder or any successor or assign claiming through or under the Holder under the provisions of this Debenture, unless such claim is the result of gross negligence or wilful misconduct.
ARTICLE 10
CONFIRMATIONS
     Section 10.1 Corporation Confirmations.
(1)	The Corporation acknowledges, confirms and agrees that the Corporation Security remains in full force and effect as security for the payment and performance of all past, present and future indebtedness, liabilities and obligations of the Corporation to the Holder, including, without limitation, all debts, liabilities and obligations of the Corporation whether present or future, direct or indirect, absolute or contingent, matured or unmatured, under, in connection with or pursuant to this Agreement and the other Transaction Documents to which the Corporation is a party.
     Section 10.2 Guarantor Confirmations.
(1)	Each of the Guarantors confirms that:
(a)	it has been provided with and has reviewed the terms of this Agreement;
(b)	the Guarantee to which it is a party remains in full force and effect and guarantees the payment of all present and future debts and liabilities owing by the Corporation to the Holder, whether direct or indirect, arising out of, in connection with, or pursuant to this Agreement and the other Transaction Documents to which the Guarantor, as applicable, is a party; and
(c)	the Guarantor Security to which it is a party remains in full force and effect and, without in any way limiting the scope of the indebtedness, liabilities and obligations secured thereby, such Guarantor Security secures the payment and performance of all of its past, present and future indebtedness, liabilities and obligations to the Holder arising pursuant to or in respect of the applicable Guarantee.
ARTICLE 11
GENERAL
Section 11.1 Releases
     The Holder may in its discretion from time to time release any part of the Secured Property or any other security either with or without any sufficient consideration therefor, without responsibility therefor and without thereby releasing any other part of the Secured Property or any other security or any Person from the security created by this Debenture or the Security Documents or from any of the covenants herein contained. Each and every portion into which the Secured Property is or may hereafter be divided does and shall stay charged with the Obligations. No Person shall have the right to require the Obligations to be apportioned and the Holder shall not be accountable to the Corporation for any moneys except those actually received by the Holder.
Section 11.2 Expenses
     The Corporation shall pay to the Holder on demand all of the Holder’s reasonable costs, charges and expenses in connection with the enforcement by any means of any provisions hereof or the exercise of any rights, powers or remedies hereunder, including, without limitation, all such costs, charges and expenses in connection with taking possession, maintaining, completing, preserving, protecting, collecting or realizing upon all or any part of the Secured Property.
Section 11.3 Discharge of Debenture
     After the Obligations have been irrevocably repaid in full, the Holder shall return the Secured Property to the Corporation, cancel and discharge this Debenture with respect to any Obligations that are payable by the Corporation to the Holder and execute and deliver to the Corporation such instruments as shall be necessary to discharge this Debenture and the Security Documents.
Section 11.4 Communication
     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during, or within three (3) Business Days prior to, a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the postmarked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day of the sending (provided it was sent before 4:30 p.m. Toronto time) and the applicable printed facsimile record shall be definitive evidence of the time and date of such facsimile transmission, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an employee of the addressee at such address with responsibility for matters to which the information relates. Notice of change of address shall also be governed by this Section 11.4. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with the foregoing. Notices and other communications shall be addressed as follows:
(a)	if to the Corporation:
1100 Caledonia Road
Toronto, Ontario
M6A 2W5
Attention: President
Facsimile: (416) 784-1197
with a copy (that does not constitute notice) to:
Wisebrod/Zeliger Associates
245 Fairview Mall Drive
Suite 510
Toronto, Ontario
M2J 4T1
Attention:            Avi Wisebrod
Facsimile:           (416) 496-1708
(b)	if to the Holder:
2929 California Street
Torrance CA 9053
United States of America
Attention:           General Counsel
Facsimile:            (310) 212-6315
with a copy (that does not constitute notice) to:
Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario
M5L 1B9
Attention:            David Weinberger
Facsimile:            (416) 947-0866

Section 11.5 Successors and Assigns
     This Debenture shall be binding on the Corporation and its successors and shall enure to the benefit of the Holder and its successors and permitted assigns.
Section 11.6 No Set-Off
     The Obligations secured by this Debenture shall be paid by the Corporation without regard to any set-off, counterclaim or equities between the Corporation and the Holder.
Section 11.7 Judgment Currency.
(1)	If for the purposes of obtaining judgment in any court it is necessary to convert all or any part of the Obligations or any other amount due to the Holder in respect of the Corporation’s obligations under this Debenture in any currency (the “Original Currency”) into another currency (the “Other Currency”), the Corporation, to the fullest extent that it may effectively do so, agrees that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Holder could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is paid or satisfied.
(2)	The obligations of the Corporation in respect of any sum due in the Original Currency from it to the Holder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Holder, of any sum adjudged to be so due in such Other Currency the Holder may, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Holder in the Original Currency, the Corporation agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Holder against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Secured Creditor in the Original Currency, the Holder agrees to remit such excess to the Corporation.
Section 11.8 Permitted Encumbrance
     Notwithstanding any other provision in this Debenture, the parties confirm their intent that the references to Permitted Encumbrances herein are not intended to imply the subordination by the Holder to any person.

     IN WITNESS WHEREOF the Corporation has executed this Debenture on the 15th day of December, 2010.

FENWICK AUTOMOTIVE PRODUCTS LIMITED
By:
Authorized Signing Officer
I have the authority to bind the corporation

ACKNOWLEDGED AND AGREED to on the 15th day of December, 2010.

FAPL HOLDINGS INC.
By:
Authorized Signing Officer
I have the authority to bind the corporation

AUTOCAT CATALOGUE SERVICES, INC.
By:
Authorized Signing Officer
I have the authority to bind the corporation

778355 ONTARIO INC.
By:
Authorized Signing Officer
I have the authority to bind the corporation